Exhibit 3

Balance Sheet

	Specialty Contractors, Inc. February 28, 2013	Alpha Wise LLC February 28, 2013	Proforma Adjustments		Proforma
Assets
Current Assets
Cash	50,562	—			50,562
Inventory- Work In Process	—	197,614			197,614
Total Current Assets	50,562	197,614	—		248,176

Total Assets	50,562	197,614	—		248,176

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	2,520	1,239			3,759
Accrued expenses	—	—			—
Amounts due to shareholder	3,000	2,803			5,803
Construction loan	—	194,037			194,037
Total Current Liabilities	5,520	198,079	—		203,599

Total Liabilities	5,520	198,079	—		203,599

Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 shares authorized, -0- shares issued and outstanding	—	—
Common Stock, $.001 par value, 50,000,000 shares authorized, 6,777,834 issued and outstanding	6,778	—			6,778
Paid in capital	310,098	30,000	(271,834)	[1]	68,264
Accumulated deficit	(271,834)	(30,465)	271,834	[1]	(30,465)
Total Stockholders' equity	45,042	(465)	—		44,677
Total Liabilities and Stockholders' Equity	$50,562	197,614	—		248,176

Income Statement

	Specialty As Reported December 31, 2012	Alpha Wise February 28, 2013	Proforma Adjustments		Proforma
Revenue	$105,581	$—	$—			$105,581

Net Income (Loss)	$(61,477)	$(100)	$—			$(61,577)

Basic and Diluted Loss per Common Share						$(0.01)

Basic and Diluted Weighted Average Common Shares Outstanding						6,777,834